Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of September 1, 2022 (the “Execution Date”), by and between RADNET MANAGEMENT, INC., a Delaware corporation (the “Company”), and Mital Patel (the “Employee”). As of the Execution Date, the Company is a wholly-owned subsidiary of RadNet, Inc., a Delaware corporation (“RNI” and together with the Company and any RNI or Company affiliated entity is collectively the “Group”).

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to continue to employ Employee in the capacity of Executive Vice President of Financial Planning and Analysis and Chief Administrative Officer of RNI and the Company. Employee accepts such continued employment and agrees to perform such services as are customary to such offices and as shall from time to time be assigned to him by the Company and which may include services to and positions with other Group entities for no additional compensation. Employee shall report to the Company’s Chief Executive Officer and shall primarily work at the Company’s facilities in North Caldwell, New Jersey subject to required business travel. Employee’s employment hereunder shall commence on the Execution Date and shall continue until terminated as provided in Section 4. Employee’s employment will be on a full-time basis requiring the devotion of such amount of his professional time as is necessary for the efficient operation of the business of the Company. Employee’s employment with the Company is at-will and either Employee or the Group may terminate Employee’s employment at any time and for any reason or no reason in each case subject to the terms and provisions of this Agreement. The at-will nature of Employee’s employment cannot be changed except in a written agreement (that has been approved by the RNI Board of Directors (“Board”)) which has been executed by the parties and which expressly recites that such at-will employment is being modified. Notwithstanding the above, and effective as of Effective Date, with prior written notice to the Company Chief Executive Officer, Employee shall be permitted to provide outside consulting services or hold directorships in companies, and/or positions with charitable organizations, trusts, passive business interests and personal investments, provided that doing so does not create a conflict of interest, and as long as such services are not provided to any competitor of the Group and do not materially interfere with Employee’s performance of services to the Group. Notwithstanding the foregoing, Employee may, without notice, continue after the Effective Date to provide such activities that Employee provided prior to the Effective Date.

2. Compensation and Benefits.

2.1. Salary. As of the Execution Date, for the performance of Employee’s duties hereunder, the Company shall pay Employee an annual salary of $575,000 (“Base Compensation”), payable (after deducting required withholdings) in accordance with the Company’s ordinary payroll practices.

2.2. Bonus. Employee will be eligible to participate in all Group bonus or incentive compensation or nonqualified deferred compensation plans that are generally available to Group executive officers.

2.3. Benefits. Employee shall be entitled to such medical, disability and life insurance coverage and such sick leave and holiday and vacation benefits, if any, and any other benefits as are made available to Group executive officers, all in accordance with the applicable benefits policies and programs in effect from time to time. Employee will accrue paid vacation on a pro-rata basis, in an amount equivalent to six (6) weeks per calendar year, subject to any and all accrual caps and rules and procedures established by Company policy regarding the use and accrual of vacation. Employee shall also be covered by any Group directors and officers liability insurance coverage during Employee’s employment with the Company, as well as such other insurance coverage as the Group approves and/or is required by law.

2.4. Reimbursement of Expenses. Employee shall be entitled to be reimbursed for all reasonable and necessary expenses, including but not limited to expenses for travel, meals and entertainment, incurred by Employee in connection with and reasonably related to the furtherance of the Company’s business; provided, however, that the Company requires as a condition to such reimbursements, that Employee comply with the Company’s expense reimbursement policies. Reasonable and necessary telephone, and internet expenses will be reimbursed in accordance with Company policy. In an effort to facilitate reimbursement of Employee’s travel expenses, the Company shall provide Employee with an automobile allowance in the amount of $1,500 per calendar month.

2.5. Annual Review. The Board or, if delegated by such Board, its Compensation and Management Development Committee, will on an annual basis review Employee’s performance and compensation hereunder (including salary, bonus and/or equity incentives).

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2.6. Change in Control. Upon a Change in Control, the time-based vesting conditions of Employee’s then-outstanding (if any) unvested Equity Awards (as defined below) shall be deemed to be fully satisfied.

3. Definitions. This section provides certain definitions that are used in this Agreement.

3.1. "Adverse Change in Duties" means an action or series of actions taken by the Company and/or the Board or Company Board of Directors, without Employee's prior written consent, which results in any one or more of the following:

(i) a change in Employee's reporting structure, positions, titles, job duties or job functions which results in a material diminution of his status, control, authority or level of responsibility;

(ii) a requirement by the Company that Employee be based or perform his duties more than ten miles away from the location specified in Section 1;

(iii) a reduction by the Company in Employee's Base Compensation; or

(iv) for a Protected Fiscal Year, Employee’s Post CiC Annual Incentive Compensation is less than the Post CiC Annual Incentive Compensation Threshold.

3.2. “Cause” shall mean any one or more of the following:

(i) Employee's conviction of (or plea of guilty or nolo contendere to) (A) any felony or (B) any misdemeanor involving fraud or dishonesty in connection with the performance of his duties hereunder or moral turpitude;

(ii) the willful and continued failure of Employee to substantially perform his duties with the Company (other than any such failure resulting from illness or Disability) after a written demand for substantial performance from the Company is delivered to Employee, which demand identifies the manner in which it is claimed Employee has not substantially performed his duties,

(iii) Employee has willfully engaged in misconduct which has, or can reasonably be expected to have, a material adverse effect on the Group; or

(iv) Employee's material breach of this Agreement or any other written agreement with the Group.

No act or failure to act on Employee's part shall be considered "willful" unless Employee acted in bad faith or without a reasonable belief that Employee's action or omission was in the best interest of the Group.

Solely to the extent that the Board determines in its reasonable discretion that the Cause conduct is curable, Employee shall have ten (10) business days after receipt of notice that the Group believes it has grounds to terminate Employee's employment for Cause to entirely cure the Cause conduct under subsections (ii) through (iv) above and its consequences to the satisfaction of the Board and thereby avoid termination of Employee's employment for Cause if so determined by the Board in its sole discretion. During any time period when the Group believes that (or is in the process of investigating whether) Employee may have committed an act of Cause (or has committed an act which could result in constituting Cause under any of the above subsection), the Company may in its discretion place Employee on a leave of absence and/or preclude Employee from utilizing Group resources or having access to Group premises. If after Employee's Termination Date which occurred due to a reason other than termination by the Company for Cause, the Group discovers that Employee's employment could have been terminated for Cause, then the Group may in its discretion recharacterize such termination as a termination for Cause

3.3. “Change in Control” has the same meaning provided to it (as of the Execution Date) in the RNI Equity Incentive Plan, as amended.

3.4. “Disability” shall mean that for a period of at least 120 days during any twelve (12) consecutive month period on account of a mental or physical condition, Employee is unable to perform the essential functions of his job for the Company, with or without reasonable accommodation. The determination of Employee’s Disability shall be made by a medical physician selected or agreed to by the Group unless there is mutual agreement of the Company and Employee or his personal representative. All costs relating to the determination of whether Employee has incurred a Disability shall be paid by the Company. Employee shall submit to any examination that is reasonably required by an examining physician for purposes of determining whether a Disability exists.

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3.5. “Equity Awards” means all outstanding stock options, stock appreciation rights, restricted stock, restricted stock units and any other deferred equity compensation granted to Employee by RNI.

3.6. “Fiscal Year” means the fiscal year for RNI.

3.7. “Good Reason” means any one or more of the following have occurred without Employee's prior written consent:

(i) the Company’s material breach of this Agreement or any other written agreement between the Company and Employee; or

(ii) an Adverse Change in Duties.

In order for Employee to resign his employment for Good Reason, Employee must provide written notice to the Company within ninety (90) days of the initial existence of the alleged Good Reason event and such notice must reasonably describe the facts claimed by Employee to constitute Good Reason and the alleged Good Reason event remains unremedied by the Company for a period of sixty (60) days following the Company’s receipt of such written notice and Employee must resign his employment for Good Reason within sixty (60) business days after the expiration of the Company’s sixty (60) day remedy period in which the Company did not cure or remedy the Good Reason event.

3.8. “Incentive Compensation” means, for the applicable Fiscal Year, the sum of Employee’s cash bonus, stock awards, restricted stock units, performance stock units, option awards, and other equity and non-equity incentive compensation as measured on their respective grant dates in accordance with the rules of SEC Regulation S-K Item 402(c) (or as described in any successor provision(s) or definition(s)).

3.9. “Pre CiC 3 Year Average Incentive Compensation” means the average of the Incentive Compensation for the three Fiscal Years immediately preceding the Fiscal Year of a Change in Control. If Employee was employed by the Group for less than such three prior Fiscal Years then the Pre CiC 3 Year Average Incentive Compensation shall be calculated based only on the prior Fiscal Years in which Employee was employed by the Group.

3.10. “Pre CiC Year Incentive Compensation” means Incentive Compensation for the Fiscal Year immediately preceding the Fiscal Year of a Change in Control. If Employee was not employed by the Group in the prior Fiscal Year then the Pre CiC Year Incentive Compensation shall equal zero.

3.11. “Prior 3 Year Average Cash Bonus” means the dollar amount that is equal to the average cash portion of the annual bonus (if any) that was paid to Employee for the three Fiscal Years immediately preceding the Fiscal Year of the Termination Date. If Employee was employed by the Group for less than such three prior Fiscal Years then the Prior 3 Year Average Cash Bonus shall be calculated based only on the prior Fiscal Years in which Employee was employed by the Group.

3.12. “Prior Year Cash Bonus” means the dollar amount that is equal to the cash portion of the annual bonus (if any) that was paid to Employee for the Fiscal Year immediately preceding the Fiscal Year of the Termination Date. If Employee was not employed by the Group in the prior Fiscal Year then the Prior Year Cash Bonus shall equal zero.

3.13. “Post CiC Annual Incentive Compensation” means the Incentive Compensation for a Protected Fiscal Year.

3.14. “Post CiC Annual Incentive Compensation Threshold” means, for a Protected Fiscal Year, the lesser of (1) $1,000,000 or (2) the product of fifty percent (50%) multiplied by the greater of the (i) Pre CiC 3 Year Average Incentive Compensation or the (ii) Pre CiC Year Incentive Compensation.

3.15. “Protected Fiscal Year” means each of the first two complete Fiscal Years immediately following the Fiscal Year in which the Change in Control occurs.

3.16. “Severance Bonus” means, as of the Termination Date, the greater of the Prior 3 Year Average Cash Bonus or the Prior Year Cash Bonus.

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3.17. “Severance Pay” means a dollar amount that is equal to: (i) if the Years of Service is less than five, Employee’s Base Compensation (measured as of the day before the Termination Date), (ii) if the Years of Service is at least five but less than ten, the sum of Employee’s Base Compensation (measured as of the day before the Termination Date) plus the Severance Bonus, or (iii) if the Years of Service is at least ten, the sum of 200% of Employee’s Base Compensation (measured as of the day before the Termination Date) plus 200% of the Severance Bonus.

3.18. “Years of Service” means, as of the Termination Date, the total whole number of years that the Employee had been continuously employed by the Group. For example, if Employee’s commencement of employment with the Group was January 1, 2020 and the Termination Date was December 30, 2024, the Years of Service would equal four.

4. Termination.

4.1. Termination Events. Employee’s employment hereunder will terminate upon the earliest occurrence of any of the following events (such last day of employment is the “Termination Date”).

(a) Employee dies.

(b) the Company, by written notice to Employee or his personal representative, terminates Employee’s employment due to Employee’s Disability.

(c) Employee’s employment is terminated by the Company for Cause.

(d) Employee’s employment is terminated by the Company for any reason, other than for Cause or Disability, which the Company may do at any time and for any or no reason. For the avoidance of doubt, a Change in Control, on its own, shall not constitute a termination, even if Employee’s employer changes as a result of such Change in Control.

(e) Employee terminates his employment due to Good Reason.

(f) Employee voluntarily terminates his employment for any reason other than Good Reason, which Employee may do at any time with at least thirty (30) days’ advance notice to the Company. The Company may elect to accept Employee’s voluntary resignation and accelerate the timing of the Termination Date without any obligation to make any further payments to Employee except for compensation then owed and due to Employee under Section 4.2(a).

4.2. Effects of Termination.

(a) Upon termination of Employee’s employment hereunder for any reason, the Company will pay Employee all compensation then owed and due to Employee and unpaid through the Termination Date (including without limitation Base Compensation and Employee’s properly documented expense reimbursements). Employee may also be eligible for additional compensation as provided below in this Section 4.2.

(b) If Employee’s employment is terminated under Sections 4.1(a) or (b), provided that Employee (or his representative) timely signs and does not revoke a complete and general release of claims in a form to be reasonably determined by the Company (the “Release”), and is in material compliance with this Agreement, upon the Termination Date the time-based vesting conditions of Employee’s unvested Equity Awards shall be deemed to be fully satisfied, and subject to other terms of the Plan and applicable award agreement, Employee (or his representative) shall have up until the first anniversary of the Termination Date (or the applicable expiration date if earlier) to exercise his vested stock options including for avoidance of doubt those stock options which became vested pursuant to this Section 4.2(b). Additionally, if such termination occurred under Section 4.1(b), then not later than the fifteenth (15th) day after the effective date of the Release, the Company shall also provide Employee with a lump sum payment equal to the sum of Employee’s Base Compensation (measured as of the day before the Termination Date) plus the Severance Bonus (provided that if Code Section 409A would be violated by the foregoing timing of payment then the timing of payment shall instead be made as provided in Section 4.2(c)(i)). Notwithstanding the foregoing, (x) the timing of all payments hereunder is subject to Section 5.16 and (y) the Release must be executed by Employee and become effective by its own terms within no more than 55 days after the Termination Date. Any outstanding equity compensation awards which had performance based vesting conditions that had yet to be satisfied shall be forfeited without consideration on the Termination Date.

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(c) If Employee’s employment is terminated under Sections 4.1(d) or (e), provided that Employee timely signs and does not revoke the Release in accordance with Section 4.2(b) and is in material compliance with this Agreement, then (subject to Section 5.16) (i) the Company shall provide Employee with the Severance Pay, paid in substantially equal installments over the 24 months following the Termination Date in accordance with the Company’s regular payroll practices provided however that the first such installment shall be in an amount equal to one-sixth of the Severance Pay and shall be paid on the first payroll payment date occurring on or after the 60th day after the Termination Date and (ii) the time-based vesting conditions of Employee’s unvested Equity Awards shall be deemed to be fully satisfied on the Termination Date. Any outstanding equity compensation awards which had performance based vesting conditions that had yet to be satisfied shall be forfeited without consideration on the Termination Date.

In addition, conditioned on the timely effectiveness of the Release, the Company shall (1) pay the cost of the premium for Employee to receive continuation coverage (as defined in the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) under the Company’s (or RNI’s) group medical plan until the earlier of (a) the second anniversary of the Termination Date or (b) the maximum time for which COBRA continuation coverage is permitted under applicable law or (c) the date on which Employee obtains substantially equivalent benefits from another party and (2) continue to provide Employee with life insurance coverage in accordance with the Company’s (or RNI’s) benefits program until the earlier of (d) the second anniversary of the Termination Date or (e) the date on which Employee obtains substantially equivalent benefits from another party (the foregoing items (1) and (2) are collectively the “Health Benefits”). If Employee secures other employment and has access to benefits offered by the new employer, Employee agrees that he will promptly notify the Company in writing of such employment and coverage. In no event will the Company’s payment of the cost for such COBRA premiums extend beyond the total continuation coverage period for Employee under COBRA. If Employee was not covered under a Company or RNI group medical plan on the Termination Date and was instead covered under another medical plan (“Other Plan”), then the Company shall each calendar month provide Employee with a cash payment equal to the lesser of the amount the Company would have had to pay for COBRA coverage if Employee was covered on a Company or RNI group medical plan or the amount needed to maintain Employee’s coverage under the Other Plan with any such payments terminating on the earlier occurrence of clause (b) or (c) above.

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that its payment of the premiums on Employee’s behalf would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then the Company shall instead each month during the period in which Employee is receiving continuation coverage provide Employee with a taxable payment equal to the amount of the Company-portion of the premiums which Employee may, but is not required to, use towards the cost of coverage.

4.3. Confidentiality Agreement and Return of Property. During Employee’s employment with the Group, the parties acknowledge that the Company has provided and will continue to provide to Employee confidential information and trade secrets of the Group and its business. In connection with such confidential information, Employee acknowledges that has he previously executed the confidentiality agreement attached as Exhibit A and that he reaffirms his duties and obligations under such agreement and that he will remain in compliance with this confidentiality agreement as may be amended from time to time by the Company. Upon or before the Termination Date, Employee shall return to the Company any and all confidential information relating to the Group and its business and shall not retain any copies, reproductions, summaries, or facsimiles of such confidential information.

5. General Provisions.

5.1. Assignment. Employee shall not assign or delegate any of his rights or obligations under this Agreement without the prior written consent of the Company, and any attempted assignment without the Company’s consent shall be void ab initio. The Company may assign this Agreement to any successor of the Company or any purchaser of all or substantially all of the assets of the Company.

5.2. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter. In the case of any conflict between the terms of this Agreement and any equity compensation award agreement or similar instrument between the Parties, the terms of this Agreement shall control except in the case of an equity compensation award that is outstanding as of the Execution Date and in such case the outstanding equity compensation agreement shall control with respect to terms that are more favorable to Employee than under this Agreement.

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5.3. Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

5.4. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Employee and Employee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

5.5. Governing Law. This Agreement is performable in whole or in part in Los Angeles County, California wherein exclusive venue shall lie for any proceeding, claim or controversy. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey, including all matters of construction, validity, performance and enforcement, and without giving effect to principles of conflict of laws. Notwithstanding the foregoing, the Parties represent and agree that the Company is engaged in interstate commerce, and as such Section 5.12 of this Agreement will be interpreted and enforced pursuant to the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and not any contrary state law.

5.6. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

5.7. Further Assurances. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

5.8. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to Radnet Management, Inc., 1510 Cotner Ave., Los Angeles, CA 90025-3303, attention: General Counsel; and in the case of Employee, to the address shown for Employee on the signature page hereof.

5.9. No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

5.10. Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for its own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

5.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.12. Arbitration. Except as may otherwise be expressly provided in a written agreement by and between the Group and Employee, any controversy, dispute or claim (“Claim”) whatsoever between Employee, on the one hand, and Group, or any of its employees, directors, officers, and agents (collectively “Company Parties”), on the other hand, except as excluded below, shall be resolved by binding arbitration, at the request of either party, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) or other similar organization agreed to by the parties. The claims covered by this Agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination or harassment (including, but not limited to, based on race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, or disability), and claims for violation of any federal, state, or other government law, statute, regulation or ordinance, except for claims for worker’s compensation or unemployment insurance benefits. Nothing contained in this Agreement shall prohibit Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission and/or the Department of Fair Employment and Housing, and cooperating in the investigation of such.

This provision does not apply to or cover claims based upon a benefit plan that contains an arbitration or other dispute resolution procedure, in which case the provisions of such plan shall apply. Further, either Employee or the Group in a court of competent jurisdiction, may seek to compel arbitration under this Agreement, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration to the extent allowed by California Code of Civil Procedure Section 1281.8.

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The chosen arbitration administrator shall give each party a list of names drawn from its panel of employment arbitrators. The arbitrator shall apply California substantive law and the California Evidence Code to the proceeding. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The arbitration shall take place in Los Angeles County, California. The parties shall be entitled to conduct reasonable discovery, including, without limitation, conducting depositions, requesting documents and propounding interrogatories. The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall prepare in writing and provide to the parties a decision and award, which shall include factual findings and the reasons upon which a decision is based. Except as may be stated otherwise above, any and all arbitration proceedings shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA.

Except as otherwise required by law, the decision of the arbitrator shall be binding and conclusive on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. The fees for the arbitrator shall be paid by the Group. Each party shall bear its or his own fees and costs incurred in connection with the arbitration except for any attorneys’ fees or costs which are awarded to a party by the Arbitrator pursuant to a statute or contract which provides for recovery of such fees and/or costs from the other party.

The arbitrator’s authority to resolve disputes and make awards under this Agreement is limited to disputes between (1) Employee as an individual and the Group and (2) Employee as an individual and any past or present owner, shareholder, director, officer, partner, member, associate, employee, intern, service provider, consultant or agent of the Group. No arbitration award or decision will have any preclusive effect as to issues or arbitrable claims in any dispute with anyone who is not a named party to the arbitration. Employee and the Group agree that each may file claims against the other only in their individual capacities, and may not file claims as a plaintiff and/or participate as a class member in any pending or future class and/or collective action against the other. Employee and the Group agree that any class, collective, or representative claims that are found not subject to arbitration under this Agreement shall be resolved in court, and are stayed pending the outcome of the arbitration. Employee and the Group agree that a court, not an arbitrator, shall determine whether any claims must proceed on a class or collective basis.

Except as provided in this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Employee and the Group. Both the Group and the Employee understand and agree that by using arbitration to resolve any Claims between Employee and Company or any or all the Company Parties they are giving up any right that they may have to a judge or jury trial with regard to those Claims.

5.13. Group Policies. Employee understands and agrees that he will subject to and will fully comply with all Group policies and procedures (as each may be amended from time to time) including without limitation any insider trading policy, policy on recoupment of compensation, stock ownership guidelines, or policy on confidentiality and proprietary information.

5.14. Representations and Covenants. Employee represents and warrants to the Group all of the following items referenced in this Section. Employee has the legal right to enter into this Agreement and to perform the obligations on Employee’s part to be performed hereunder in accordance with its terms, and Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Employee from entering into this Agreement or performing Employee’s duties and obligations hereunder. Except as Employee has disclosed in writing to the Group, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Employee’s work for the Group or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee’s work for the Group, and Employee will not disclose to the Group or induce the Group to use any confidential information or material belonging to any previous employer or others. Employee will not make (or direct or ask anyone to make) any disparaging statements (oral or written) about the Group or any of its officers, directors, managers, employees, members, stockholders, representatives or agents, or any of the Group’s products or services or work-in-progress. Employee shall cooperate with the Group and its representatives before and after the Termination Date in connection with any action, investigation, proceeding, litigation or otherwise with regard to matters in which Employee has knowledge as a result of Employee’s service with the Group. Notwithstanding the foregoing, Employee understands that pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order. Employee understands that nothing in this Agreement precludes Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization to make any such reports or disclosures and Employee is not required to notify the Group that Employee has made such reports or disclosures.

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5.15. Force Majeure. If due to labor disputes, government regulations, war, pandemic, natural disaster, other calamity, or other similar unexpected unique circumstances (collectively, “Force Majeure”) the Company in good faith believes it is unable to fully utilize Employee’s services or cannot fully provide Employee with the compensation and benefits required under this Agreement, then the Company shall have the right upon twenty-four (24) hours prior written notice to Employee to suspend/reduce Employee’s services and/or reduce/eliminate compensation and benefits for the duration of such Force Majeure, or for any part thereof; provided that such suspension or reduction in compensation and benefits shall end as soon as such Force Majeure event is over (as determined in good faith by the Company). This Section 5.15 shall apply only if at the time of a Force Majeure event, the Company’s Chief Executive Officer is someone who was a Company executive officer on the Execution Date.

5.16. Taxes and Section 409A. All payments made by the Group to Employee will be subject to tax withholding in amounts determined by the Group pursuant to applicable laws or regulations and Employee shall be solely responsible for any taxes, additional taxes, excise taxes, penalties and/or interest imposed on Employee as a result of this Agreement or due to any other payments or benefits provided by the Group.

To the maximum extent permitted, this Agreement is intended to not constitute a “nonqualified deferred compensation plan” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) but in any event will be interpreted to comply with Section 409A. In the event this Agreement or any benefit paid under this Agreement or otherwise by the Group to Employee is deemed to be subject to Section 409A, Employee consents to the Group’s adoption of such conforming amendments as the Group deems advisable or necessary, in its sole discretion (but without an obligation to do so), to comply with Section 409A and avoid the imposition of taxes under Section 409A.

For purposes of this Agreement, a termination of employment means a “separation from service” as defined in Section 409A. Each payment made pursuant to any provision of this Agreement or otherwise shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. To the extent any nonqualified deferred compensation payment to Employee could be paid in one or more of Employee’s taxable years depending upon Employee completing certain employment-related actions (including without limitation executing the Release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

If upon Employee’s “separation from service” within the meaning of Section 409A, Employee is then a “specified employee” (as defined in Section 409A) of RNI, then solely to the extent necessary to comply with Section 409A and avoid the imposition of taxes under Section 409A, the Group shall defer payment of “nonqualified deferred compensation” subject to Section 409A payable as a result of and within six (6) months following such “separation from service” until the earlier of (i) the first business day of the seventh month following Employee’s “separation from service,” or (ii) ten (10) days after the Company receives written confirmation of Employee’s death. Any such delayed payments shall be made without interest.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement, effective as of the Execution Date.

COMPANY:	EMPLOYEE:
RADNET MANAGEMENT, INC.	MITAL PATEL

By: /s/ Howard G. Berger, M.D.	/s/ Mital Patel

Howard G. Berger, M.D., President

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